CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 21, 2005, relating to the financial statements and financial highlights which appear in the June 30, 2005 Annual Reports to Shareholders of the UMB Scout Stock Fund, UMB Scout Growth Fund, UMB Scout Small Cap Fund, UMB Scout WorldWide Fund, UMB Scout Bond Fund, UMB Scout Kansas Tax-Exempt Bond Fund, UMB Scout Money Market Fund (Federal and Prime Portfolios) and UMB Scout Tax-Free Money Market Fund, which is also incorporated by reference into this Registration Statement. We also consent to the reference to our firm under the headings "Financial Highlights" appearing in the Prospectus and "Independent Registered Public Accounting Firm" appearing in the Statement of Additional Information, which are part of this Registration Statement.

                                           /s/ BKD, LLP


Houston, Texas
October 26, 2005